EXHIBIT 10.4

[NAME & ADDRESS]                [DATE]

Notice of Grant for 2020 Performance Unit Award

Dear _____________:

Effective April 1, 2020, you have been granted a Performance Unit Award over a target number of performance units (“Target Value”), in accordance with the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the Performance Unit Award Agreement (the “Award Agreement”). The Award Agreement is accessible via the “Grant Agreement” document link below.  Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement.  This document is the Notice of Grant referred to in the Award Agreement and is a part of the Award Agreement.

Grant Date:                    April 1, 2020
Performance Threshold Measurement Periods:    _____________ ending _____________
_____________ ending _____________
_____________ ending _____________
Performance Vesting Period:            _____________ ending _____________
Service Vesting Period:                 _____________ ending _____________

Subject to (1) the terms and conditions of the Plan, the Award Agreement, and this Notice of Grant, (2) the Company’s achievement of the Capital and Liquidity Performance Thresholds specified below (the “Performance Thresholds”) during each Performance Threshold Measurement Period, (3) the Company’s achievement of the Performance Goals during the Performance Vesting Period, and (4) your satisfaction of the Service Vesting Period requirement, you may be entitled to a cash payment equal to the value of the performance units based on a percentage of the Target Value. The maximum payment equals ___% of the Target Value, with up to ___% of the cash payment at-risk of forfeiture based on the Company’s achievement of the Performance Thresholds.

Performance Thresholds: The value of the performance units to be paid under this Award will be based upon the Company’s performance relative to the following Performance Thresholds, as certified by the Committee:

(i)	Capital - Capital Action Decision Tree Status, as defined in the Capital Policy, must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	Liquidity - Total Primary Liquidity must remain within the limit set by the Board in its Risk Appetite Statement.

Each of the Performance Thresholds stands alone in the determination of the at-risk portion of the Award. In order to be eligible to receive the cash payment determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

Performance Goals: In addition, the value of the performance units to be delivered under this Award will be based upon the Company’s performance using certain performance criteria, as certified by the Committee (the “Performance Goals”). Due to the disruption caused by COVID-19 to financial markets and the resulting impact on organizations, including Regions, the payout of the Award will be determined in accordance with payout matrices that will be provided at a later date to allow the Committee to evaluate the criteria used in calculating the Performance Goals.

In accordance with the terms and conditions of the Plan, the Committee is authorized to adjust the terms and conditions of the Performance Awards, including any applicable performance criteria in recognition of unusual or nonrecurring events affecting the Company. Such adjustments should be made to performance criteria to preserve equitable consideration of achieving the performance conditions when these such events impact performance criteria (that are many times not in the Grantees control). Examples of such equitable adjustments include, but are not limited to, gains or losses on sales of businesses; business combination adjustments; adjustments in response to changes in laws, regulations, accounting principles, tax laws, etc.

By your acceptance of the Award Agreement, you acknowledge and agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement, and this Notice of Grant.

PERSONAL & CONFIDENTIAL

PERFORMANCE UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN
April 1, 2020

You have been granted an award of Performance Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Solium Shareworks, the online equity compensation management system used by Regions. If you would like paper copies of these documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant, or the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests, and the vesting conditions for your Award are set forth in the attached Notice of Grant. The number of Performance Units (“PUs”) referenced in the Notice of Grant is the target number of PUs subject to this Award. The number of PUs payable under this Award is contingent upon the extent to which the Performance Thresholds and the Performance Goals specified in the Notice of Grant are determined to be achieved. Except as otherwise specified herein, at the end of each Performance Threshold Measurement Period and the end of the Performance Vesting Period, the Committee will certify the level of achievement of the Performance Thresholds and the Performance Goals, as applicable, and determine the number of PUs, if any, payable to you under this Award. In order to receive a payout of your PUs, you must be employed by Regions or one of its Subsidiaries through the end of the Service Vesting Period (except as otherwise provided below). On such date, you will receive a cash payment equal to the aggregate value of your PUs.

If, during the Service Vesting Period, prior to payment of the PUs, any of the following events occur, this Award will be treated as described below:

•
If your employment terminates due to your death, then as soon as practicable following your death, the Performance Threshold Measurement Periods, the Performance Vesting Period, the Service Vesting Period, and any other restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and a cash amount equal to the Target Value will be paid to your estate.

•
If your employment terminates due to your Disability, then this Award will continue to vest in accordance with its terms and you will be entitled to receive a cash payment under the PUs, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Thresholds and the Performance Goals) had your employment continued through the payment date. In the event your employment terminates due to your Disability and your death occurs prior to the end of the Service Vesting Period, then as soon as practicable following your death, all restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and a cash amount equal to the Target Value will be paid to your estate.

•
If any time on or after November 30, 2020, you terminate your employment due to Retirement (on or after age 65 or on or after you attain age 55 with 10 years of continuous service), then this Award will continue to vest in accordance with its terms and you will be entitled to receive a cash payment under the PUs, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Thresholds and the Performance Goals) had your employment continued through the payment date.

•
If the Company terminates your employment without Cause but through no fault of your own (as determined in the Company’s sole discretion), this Award will continue to vest in accordance with its terms and you will be entitled to receive a cash payment under the PUs, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Thresholds and the Performance Goals) had your employment continued through the payment date, which amount will be prorated for the portion of the Service Vesting Period between the grant date and the date your employment terminated.

•
Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, the value of the PUs under this Award will be locked in at the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control and will vest and become payable in accordance with the service-based vesting conditions in the Notice of Grant, provided you are employed by the Company as of such payment date. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, all restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and a cash payment equal to the Target Value will be paid to you.

•	If your employment terminates during the Service Vesting Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if this Award (or any portion of this Award) is determined to be “deferred compensation” within the meaning of Section 409A of the Code and is payable on your termination of employment, then it will be paid only upon a “separation from service,” as defined in Section 409A of the Code, and if you are a “specified employee,” as defined in Section 409A of the Code, it will not be paid until six months after your “separation from service,” all in accordance with Section 409A of the Code.

Any amounts paid or payable under this Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the attached Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant, and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant, and the Plan set forth the entire agreement and understanding between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations, or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (3) no provision of this Award Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is authorized by the Committee and is agreed to in writing by an authorized officer of Regions; and (4) this Award Agreement is binding upon Regions’ successors and assigns. You also acknowledge and agree that Regions, the Board, and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents this Award from vesting; and this Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee, or any officer, agent, or associate of Regions for any forfeiture of this Award that results from any such action or omission.

I congratulate you on your Award, and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ John M. Turner, Jr.

John M. Turner, Jr.
President and Chief Executive Officer